Exhibit 23.2

To Whom It May Concern:

We hereby consent to the use incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated October 22, 2024, relating to the consolidated financial statements of Tianci International, Inc., which are contained incorporated by reference in that Prospectus and of our report dated October 22, 2024, which is contained in Part II of the Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

February 19, 2025

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com